Exhibit 10.13

             1995 NONQUALIFIED DEFERRED COMPENSATION PLAN


          Effective  the 1st  day of  October, 1995,  WLR FOODS,  INC.
(WLR),   a   Virginia  corporation,   hereby   establishes  the   1995
Nonqualified Deferred Compensation Plan (the Plan).

          1.   Eligibility.

               (a) Any employee of WLR or any of its subsidiaries who is expected to receive compensation of $70,000 per year or more (Executive) shall be eligible to participate in the Plan; provided, however, that before enrolling in the Plan, an Executive must have enrolled in the Company's Profit Sharing and Salary Savings Plan and Trust (Profit Sharing Plan), and must have elected under the Profit Sharing Plan to defer the maximum amount of compensation permitted under such Plan. For purposes of determining eligibility, compensation shall be limited to base salary and bonus.

               (b) The level of compensation considered in determining eligibility pursuant to this Section 1 shall be adjusted from time to time, and shall continue to be at least $4,000 above the highly compensated employee compensation level set forth in
Section 414(q)(1)(C) of the Internal Revenue Code of 1986, as amended (the Code). Once an employee becomes a participant in the Plan, he or she shall continue to be eligible to participate regardless of his or her level of compensation.

          2.   Deferred Compensation Account.

               (a) WLR shall credit to a book reserve account (the Deferred Compensation Account) such portion of a participating Executive's compensation, including salary and/or bonus, as the Executive shall elect in writing. An Executive may make a General Deferral Election at least one (1) month before the beginning of any calendar quarter, and may change his or her General Deferral Election at any time at least one (1) month prior to the beginning of any subsequent quarter. Notwithstanding the foregoing, an Executive may suspend deferrals at any time, to be effective as of the next pay period, but may not change his or her General Deferral Election to a level other than 0% except quarterly. An Executive may also make a Special Deferral Election, applicable to bonus only, prior to June 1 of each year. In the absence of a Special Deferral Election, the General Deferral Election shall apply to both base salary and bonus. Deferral elections may be made on forms provided by WLR, and shall be in whole percents, but in no event less than 1%.

               (b)  In addition to the Deferral Election, an Executive
may make a Distribution Election to have his or her Deferred Compensation Account balance distributed upon Retirement (as hereinafter defined) or other termination according to such distribution options as WLR may permit. A participant may make separate Distribution Elections applicable to Retirement and other terminations. An executive may change his or her Distribution Elections at any time by making a new Distribution Election; provided, however, that any Distribution Election made after an Executive's initial Distribution Election shall not be effective until six (6) months following receipt by WLR. In the absence of a Distribution Election, an Executive's Deferred Compensation Account balance shall be paid in twenty (20) quarterly installments, commencing on the first day of the first calendar quarter following the Executive's Retirement or termination, or as soon thereafter as benefits can be determined. Unless an Executive makes one or more Distribution Elections upon his or her initial enrollment in the Plan, the Executive's initial Distribution Election will be deemed to be twenty (20) quarterly installments, and any subsequent Distribution Election shall not be effective until six (6) months following receipt by WLR.

               (c) The Deferred Compensation Account shall accrue interest at a rate to be determined by the Chief Financial Officer
based on WLR's  average cost of  funds for  permanent financing.   The
interest rate shall be determined annually as of the end of the fiscal
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year ending nearest the beginning of the Plan Year.  Interest shall be credited  to  the  Executive's  Deferred  Compensation  Account  on  a
quarterly  basis,   and  shall  be  calculated   as  (1) the  Deferred
Compensation  Account balance  at the  beginning of  the quarter  plus
(2) one-half  of  all  contributions  made during  the  quarter,  less
(3) any distributions made during the quarter, multiplied by (4) one-fourth of the annual interest rate.

               (d) In the event that an employee's election to defer a portion of his or her compensation under the Plan results in a reduction in his or her compensation for purposes of the Company's Profit Sharing and Salary Savings Plan and Trust and the Company's contribution made by the Company on the Executive's behalf, the Company shall credit an additional amount to the Executive's Deferred Compensation Account equal to the difference between the amount of the contribution actually made by the Company and the amount the Company would have contributed had the Executive not elected to defer a portion of his or her compensation under the Plan.

               (e) Any funds so credited to the Deferred Compensation Account may be kept in cash or invested and reinvested in mutual funds, stocks, bonds, securities or any other assets as may be selected by WLR in its discretion. In the exercise of the foregoing discretionary investment powers, WLR may engage investment counsel and, if it so desires, may delegate to such counsel full or limited authority to select the assets in which the funds are to be invested.

               (f) Title to and beneficial ownership of any assets, whether cash or investments, which WLR may earmark to pay the deferred compensation hereunder, shall at all times remain in WLR, and the Executive and his designated beneficiary shall have no property interest whatsoever in any specific assets of WLR.

          3. Retirement. For purposes of the Plan, Retirement shall mean the termination of employment on or after attaining age sixty-five (65), or on or after attaining age fifty-five (55) and ten
(10) full years of service with WLR or any of its subsidiaries.

          4. Distributions. Deferred compensation benefits shall be paid as follows:

               (a) Upon Retirement or other termination of employment, the balance of an Executive's Account shall be paid to the Executive in accordance with the Distribution Election filed with the Company. In the absence of an election to the contrary, such payment shall be made according to the most recent Distribution Election applicable to distributions upon Retirement. If an Executive should die before the Executive's entire Deferred Compensation Account balance has been distributed, the unpaid balance will continue to be paid in accordance with the applicable election to the Executive's designated beneficiary.

               (b) If both the Executive and the Executive's designated beneficiary should die before the Executive's Deferred Compensation Account has been fully distributed, the remaining balance of the Deferred Compensation Account shall be determined as of the date of the death of the designated beneficiary and shall be paid as promptly as possible in one lump sum to the estate of such designated beneficiary.

               (c) The beneficiary referred to in this Section 4 may be designated or changed by the Executive (without the consent of any prior beneficiary) on a form provided by WLR and delivered to WLR before the Executive's death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Executive, distributions shall be made to the Executive's estate.

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               (d)  Distributions under the Plan shall commence on the
first day of the first quarter following the date of Retirement or termination, or as soon thereafter as benefits may reasonably be determined.

               (e) WLR may, in its sole and absolute discretion, make such early distributions and in such amounts as it deems appropriate.


          5. Funding. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between WLR and any Executive, his designated beneficiary or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be a part of the general funds of WLR and no person other than WLR shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from WLR under this Plan, such right shall be no greater than the right of any unsecured general creditor of WLR.

          6.   Plan Year.  The Plan Year shall be July 1-June 30.

          7. Non-Assignability. The right of an Executive or any other person to the payment of deferred compensation or other benefits under this Plan shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

          8. Interpretation. WLR shall have full power and authority to interpret, construe, and administer this Plan and WLR's interpretations and construction thereof, and actions thereunder, including any valuation of the Deferred Compensation Account, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. No director, officer or employee of WLR shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful misconduct or lack of good faith.

          9. Amendment and Termination. WLR may amend or terminate this Plan at any time; provided, however, that no amendment or revocation shall reduce the amount credited to any Executive's Deferred Compensation Account before the date of such amendment or revocation.

          10.  Choice  of  Law.    This  Plan  shall be  construed  in
accordance with and governed by the laws of the Commonwealth of Virginia.

          IN WITNESS WHEREOF, WLR Foods, Inc. has caused this Plan to be signed on its behalf by its duly authorized officer.

                                  WLR FOODS, INC.


___/s/ Delbert L. Seitz____
Secretary                         by:_/s/ James L. Keeler__________

                                  Its:___Pres & CEO________________



PCSjr/mc/50080-28/46960
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